Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

April 8, 2026

Board of Directors

Phio Pharmaceuticals Corp.

411 Swedeland Road, Suite 23-1080

King of Prussia, PA 19406

Ladies and Gentlemen:

We are acting as counsel to Phio Pharmaceuticals Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $6,360,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), from time to time and at various prices in an “at the market” offering pursuant to the terms of the At the Market Offering Agreement, dated April 8, 2026 (the “Agreement”), by and between the Company and H.C. Wainwright & Co., LLC as sales agent (the “Agent”). The offering of the Shares by the Company is being made pursuant to its registration statement on Form S-3, as amended (File No. 333-279557) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), the accompanying prospectus dated July 1, 2024 (the “Base Prospectus”) that forms a part thereof and the prospectus supplement dated April 8, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Agent of the Agreement, (ii) issuance of the Shares pursuant to the terms of the Agreement, which issuance shall not exceed the Maximum Amount (as defined in the Agreement) and (iii) receipt by the Company of the consideration for the Shares as specified in the resolutions of the Board of Directors or the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement and the Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP